                                  EXHIBIT 10.7

                              EMPLOYMENT AGREEMENT

      EMPLOYMENT AGREEMENT, dated as of December 1, 1994, by and among LAWRENCE
W. LEPLEY, JR. (the "Employee"), TRANSITIONAL HEALTH SERVICES, INC., a Delaware corporation (the "Employer" or "THSI"), and TRANSITIONAL HEALTH PARTNERS, a Delaware general partnership d/b/a TRANSITIONAL HEALTH SERVICES (the "Partnership"), as guarantor of the obligations of THSI.

                              W I T N E S S E T H:

      WHEREAS, THSI has entered into an agreement to acquire the stock and/or equity interests of Paragon Incorporated ("Paragon");

      WHEREAS, Lawrence W. Lepley, Jr. is the current Chairman and Chief Executive Officer of Paragon;

      WHEREAS, THSI desires to induce Lawrence W. Lepley, Jr. to enter its employ for the period provided in this Agreement in accordance with the terms and conditions set forth below; and

      WHEREAS, the Employee is willing to accept such employment on a full-time basis in accordance with such terms and conditions;

      NOW, THEREFORE, for and in consideration of the premises hereof and the mutual covenants contained herein, the parties hereto hereby covenant and agree as follows:

      1. Employment. (a) THSI hereby employs the Employee, and the Employee hereby accepts such employment, for the period set forth in Section 2 hereof, all upon the terms and conditions hereinafter set forth.

      (b) The Employee affirms and represents that he is under no obligation to any former employer or other party which is in any way inconsistent with, or which imposes any restriction upon, the Employee's acceptance of employment hereunder, the employment of the Employee by. THSI, or the Employee's undertakings under this Agreement.

      2. Term of Employment. Unless earlier terminated as hereinafter provided, the term of the Employee's employment under this Agreement shall be for a period beginning on the date hereof and ending on December 31, 1997 (such period from the date hereof until the date the Employee's employment hereunder is terminated is hereinafter referred to as the "Employment Term"). On January 1, 1998, and each anniversary thereafter, the period of Employee's employment shall be extended for additional one (1) year periods, unless either party gives notice thirty (30) days in advance of the expiration of the then current period of employment of such party's intent not to extend the Employment Term.

      3. Duties. The Employee shall be employed as a Director, President and Chief Executive Officer of Paragon. The Employee shall faithfully perform such employment duties and responsibilities as the Board of Directors of THSI may from time to time reasonably prescribe. The Employee shall be based in Nashville, Tennessee. Except as may otherwise be approved in advance by the Board of Directors of THSI, and except during vacation periods and reasonable periods of absence due to sickness, personal injury or other disability, the Employee shall devote his full time throughout the Employment Term to the services required of him hereunder. The Employee shall render his services exclusively to THSI and its subsidiaries during the Employment Term and shall use his best efforts, judgment and energy to improve and advance the business and interests of THSI in a manner consistent with the duties of his position.

      4. Compensation. (a) As compensation for the performance by the Employee of the services to be performed by the Employee hereunder during the Employment Term, Employee shall be paid a base salary at the annual rate of not less than One Hundred Twenty- Five Thousand Dollars ($125,000) (said amount, together with any increments thereto as may be determined from time to time by the Board of Directors of THSI in its sole discretion, being hereinafter referred to as the "Salary"). Any Salary payable hereunder shall be paid in regular intervals in accordance with THSI's ordinary payroll practices.

      (b) If Paragon (the "Company") achieves earnings before interest and taxes ("EBIT") from internal growth and profitability during any full calendar year of the Employment Term equal to 85% or more of the level of EBIT ("Targeted EBIT") specified in the Company's annual base financial plan approved by the Board of Directors of THSI (the "Base Financial Plan"), the Company shall pay the Employee a cash bonus (the "Bonus") in respect of such year in an amount determined pursuant to the provisions of this paragraph (b). If the Company achieves 85% (such percentage is referred to herein as the "Base Percentage") or more of Targeted EBIT specified in the Base Financial Plan for such year, but does not achieve 100% of such Targeted EBIT, the Company shall pay the Employee a cash Bonus equal to the Salary for such year times the percentage obtained by subtracting the Base Percentage from the percent of Targeted EBIT so achieved. If the Company achieves 100% (the "Targeted Percentage") of Targeted EBIT for such year, the Company shall pay the Employee a cash Bonus equal to the Salary for such year, times 20% (such Bonus shall be referred to herein as the "Targeted Bonus"). If the Company achieves more than 100% of Targeted EBIT for such year, the Company shall pay the Employee (i) the Targeted Bonus, and (ii) an additional cash Bonus equal to (x) the Salary for such year, times (y) the quotient of (A) the percentage obtained by subtracting the Targeted Percentage from the percent of Targeted EBIT so achieved up to a maximum of 140% divided by
(B) 2. A Bonus payable hereunder shall be payable no later than one month after approval by the Board of Directors of THSI of the audited annual financial statements of the Company for the fiscal year in respect of which such Bonus is payable (the "Financials" for such fiscal year), and the Company shall use its best efforts to cause its auditors to deliver such Financials within 90 days after the end of such fiscal year. For purposes of calculating the bonus, the effect of the bonus to be paid shall not be considered.

      (c) The payment of any Salary and Bonus hereunder shall be subject to applicable withholding and payroll taxes, and such other deductions as may be required under the Employer's employee benefit plans.


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

      5. Benefits. During the Employment Term, the Employee shall be afforded benefits that are equal to, or greater than, the benefits afforded Employee by Paragon at the time of its acquisition by THSI and shall:

      (a) be eligible to participate in all employee fringe benefits and any pension and/or profit sharing plans that may be provided by the THSI or the Partnership for its key executive employees generally in accordance with the provisions of any such plans, as the same may be in effect on and after the date hereof;

      (b) be eligible to participate in any medical and health plans or other employee welfare benefit plans that may be provided by THSI or the Partnership for its key executive employees generally in accordance with the provisions of any such plans, as the same may be in effect on and after the date hereof;

      (c) be entitled to three (3) weeks annual paid vacation (selected at his option, but subject to the reasonable business requirements of THSI), and such other leave as may be applicable on and after the date hereof to key executive employees of THSI generally;

      (d) be entitled to sick leave, sick pay and disability benefits in accordance with any policy that may be applicable on and after the date hereof to key executive employees of THSI generally;

      (e) be entitled to an automobile allowance in the amount of five hundred dollars ($500) per month, with all expenses relating to such automobile (including without limitation repairs, maintenance, insurance and gasoline used in connection with the business of THSI) being paid by Employer;

      (f) be entitled to reimbursement for all reasonable and necessary out-of-pocket business expenses incurred by the Employee in the performance of his duties hereunder in accordance with all applicable THSI policies; and

      (g) receive an option to purchase 35,000 shares of THSI common stock at an exercise price of $1.50 per share under THSI's nonqualified employee stock option plan.

      6. Confidentiality. The Employee and Employer hereby agree to and acknowledge the following:

      (a) The Employee's employment hereunder creates a relationship of confidence and trust between the Employee and THSI with respect to certain information pertaining to the business of THSI and its Affiliates (as hereinafter defined) or pertaining to the business of any client or customer of THSI, or its Affiliates, which may be made known to the Employee or learned by the Employee during the period of his employment.

      (b) THSI possesses and will continue to possess information that has been created, discovered or developed by, or otherwise become known to it (including, without limitation, information created, discovered or developed by, or made known to, the Employee during the period of his employment or arising out of his employment) or in which property rights have been or may be assigned or otherwise conveyed to THSI, which information has commercial value in the business in which THSI is engaged and which is treated by THSI as confidential.

      (c) The Employee agrees that he will not without the prior written consent of THSI (i) use for his benefit or disclose at any time during his employment by THSI, or thereafter, except to the extent required by the performance by him of his duties as an employee, or otherwise as required by law, any information obtained or developed by him while in the employ of THSI with respect to any customers, clients, suppliers, products, employees, financial affairs, or methods of marketing, service or procurement of THSI or any of its Affiliates, or any confidential matter regarding the business of THSI or any of its Affiliates, except information that at the time is generally known to the public other than as a result of disclosure by him not permitted hereunder, or (ii) take with him upon leaving the employ of THSI any document or paper relating to any of the foregoing or any physical property of THSI or any of its Affiliates.

      (d) The Employee acknowledges and agrees that a remedy at law for any breach or threatened breach of the provisions of this Section 6 would be inadequate and, therefore, agrees that THSI and its Affiliates shall be entitled to injunctive relief in addition to any other available rights and remedies in case of any such breach or threatened breach; provided, however, that nothing contained herein shall be construed as prohibiting THSI or any of its Affiliates from pursuing any other rights and remedies available for any such breach or threatened breach.

      (e) The Employee agrees that upon termination of his employment by THSI for any reason, the Employee shall forthwith return to THSI all documents and other property in his possession belonging to the THSI or any of its Affiliates.

      (f) Without limiting the generality of Section 13 hereof, the Employee hereby expressly agrees that the foregoing provisions of this Section 6 shall be binding upon the Employee's heirs, successors and legal representatives.

      (g) For the purposes of this Agreement, the term "Affiliate" or "Affiliates" shall mean any corporation or other entity (i) which owns 10% of THSI in whole or in part, or which controls THSI directly or indirectly, whether through common control or otherwise, (ii) 10% of the equity interest of which is owned by THSI or which is controlled, directly or indirectly, by THSI or (iii) which is under the common control, directly or indirectly, of THSI and any person or entity.

      7. Termination. (a) The Employee's employment hereunder shall be terminated upon the occurrence of any of the following:

            (i)   death of the Employee;

            (ii) termination of the Employee's employment hereunder by the Employee at any time for any reason whatsoever (including, without limitation, resignation or retirement), except as described in subjection 7(a)(v)(2) below;


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            (iii) termination of the Employee's employment hereunder by THSI because of the Employee's inability to perform his duties on account of disability or incapacity for a period of one hundred twenty (120) or more days, whether or not consecutive, occurring within any period of twelve (12) consecutive months;

            (iv) termination of the Employee's employment hereunder by THSI at any time "For Cause" (as is hereinafter defined); and

            (v)   termination of the Employee's employment hereunder either by
                  (1) THSI at any time, other than termination by reason of disability or incapacity as contemplated by clause (iii) above or termination by THSI "for cause", as hereinafter defined and as is contemplated by clause (iv) above, or (2) the Employee because of the occurrence of events constituting a constructive discharge. "Constructive discharge" shall be defined as termination of the Employee's employment by the Employee due to a failure of the Employer to fulfill its obligations under this Agreement in any material respect, including any reduction of the Employee's Salary or other compensation (other than reductions applicable to all employees of the Employer) or failure to appoint or reappoint the Employee to the positions specified herein, or other material diminution in the functions, duties or responsibilities of the position which would reduce the ranking or level, responsibility, importance or scope of the position.

      (b) Termination "For Cause" means termination of the Employee's employment by THSI's Board of Directors acting in good faith by written notice to the Employee specifying the event relied upon for such termination, due to the Employee's (1) conviction of a felony, (2) acts of dishonesty or moral turpitude that are materially detrimental to THSI, (3) acts or omissions which the Employee knew or should have reasonably known were likely to materially damage the business of THSI, (4) failure to obey the reasonable and lawful orders of the officers or directors of THSI or (5) gross negligence in the performance of, or willful disregard of, his obligations hereunder.

      (c) In the event that the Employee's employment is terminated, at any time, pursuant to clause (i), (iii) or (V) of subsection 7 (a) above, then THSI and the Partnership shall pay to the Employee, as severance pay or liquidated damages or both, an amount equal to the Employee's Salary for the most recent nine month period (the "Severance Payment"). Said Severance Payment shall be made in a single lump sum payment upon termination of employment. In the event the Severance Payment is not made when due, interest shall accrue at the rate of ten percent (10%) per annum.

      (d) Notwithstanding anything to the contrary expressed or implied herein, except as required by applicable law and except as set forth in paragraph (c) above and Sections 8 and 12 hereof, THSI (and its Affiliates) shall not be obligated to make any payments to the Employee, or on his behalf, of any kind or nature by reason of the Employee's cessation of employment (including, without limitation, by reason of termination of the Employees employment by THSI


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for "cause"), other than (i) such amounts, if any, of his Salary and Bonus as shall have accrued and remained unpaid as of the date of said cessation, and
(ii) such other amounts which may be then otherwise payable to the Employee from THSI's benefits plans or reimbursement policies, if any.

      (e) Except as described in subsection 7(c) above, no interest shall accrue on or be paid with respect to any portion of any payments due under this Section 7.

      8. Transfer of Securities by Employee; Purchase Option.

      (a) The parties acknowledge that the Employee is currently the owner of shares of Common Stock, $.01 par value ("Common Stock"), and shares of 12% Redeemable Preferred Stock, $1 par value ("Preferred Stock")(such shares, together with any shares of Common Stock or Preferred Stock of THSI issued in exchange or substitution therefor being herein called the "Shares"). The Employee hereby covenants and agrees that, unless he shall have received the prior written consent of THSI therefor, he shall not sell, assign, convey, give, transfer, pledge, hypothecate or otherwise alienate, dispose of or encumber, voluntarily or by operation of law, the Shares (or any other shares of Common Stock or Preferred Stock) or any other securities of THSI, now owned or hereafter acquired, including without limitation, stock options held by Employee (collectively, the "Securities"), or any right, title or interest therein, during the Employment Term, except as provided herein.

      (b) In the event the Employment Term is terminated, Employer shall have the right and option to repurchase all or any part of the Securities, upon the following terms and conditions:

            (i) The Employer's option may be exercised by Employer at any time during a period commencing upon termination of employment and ending on the sixtieth day after the receipt of an appraisal of the Securities as provided in clause (iii) below.

            (ii) The option shall be exercised by Employer giving written notice thereof ("Option Notice") to Employee in accordance with Section 14 hereof. The date of mailing of the Option Notice shall be the date of exercise. The Option Notice shall specify a date and place for closing of the purchase, which date shall not be more than thirty (30) days after the date of exercise ("Purchase Option Closing"), and the Securities that Employer elects to purchase from Employee at the Purchase Option Closing (the "Purchase Option Securities").

            (iii) The purchase price to be paid by THSI to the Employee for the
                  Purchase Option Securities being purchased pursuant to this paragraph (b) shall be equal to the fair market value of such Securities as agreed upon the parties. In the event the parties are unable to agree upon the fair market value, Employee and Employer shall each name an appraiser who shall then name an independent third-party to determine the fair market value


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

                  of the Purchase Option Securities. If the Securities are traded on an exchange or over the counter, the fair market value shall be equal to the trading price of such Securities on the date of termination.

            (iv) At the Purchase Option Closing, THSI shall deliver the purchase price of the Purchase Option Securities to the Employee in immediately available funds. At such Purchase Option Closing, the Employee shall execute and deliver to THSI such stock powers and such other instruments of transfer as counsel for THSI deems reasonably necessary to validly and effectively transfer title to the Purchase Option Securities to THSI, free and clear of any lien, claim or encumbrance. In connection with any such closing, the Employee shall also execute and deliver to THSI a notarized affidavit warranting that the Employee is the sole owner of the Purchase Option Securities free and clear of any lien or encumbrance of any kind or character.

            (v) In the event THSI, Paragon or their affiliates accomplish an initial public offering ("IPO") within 120 days of the Purchase Option Closing at a price to public of the shares sold in such offering greater than the purchase price paid by THSI to Employee for the Purchase Option Securities, THSI shall pay to Employee at the closing of the IPO a sum equal to the difference between the price paid by THSI to Employee and the price to the public in the IPO.

            (vi) Each party shall bear their own costs of the Purchase Option Closing, except that THSI shall pay for the cost of the appraiser.

      9. Non-Assignability.

      (a) Neither this Agreement nor any right or interest hereunder shall be assignable by the Employee, his beneficiaries, or legal representatives without the prior written consent of THSI, provided, however, that nothing in this
Section 9(a) shall preclude the Employee from, designating a beneficiary to receive any benefit payable hereunder upon his death or incapacity.

      (b) Except as required by law, no right to receive payments under this Agreement shall be subject to anticipation, commutation, alienation, sale, assignment, encumbrance, charge, pledge, or hypothecation or to exclusion, attachment, levy or similar process or assignment by operation of law, and any attempt, voluntary or involuntary, to effect any such action shall be null, void and of no effect.

      10. Competition.

      (a) During the Employment Term and for a one (1) year period following the termination of the Employee's employment if the Employee is terminated pursuant to section 7(a)(ii) or section 7(a)(iv) of this Agreement, the Employee will:


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            (1)   not directly or indirectly (as a director, officer, employee, manager, consultant, independent contractor, advisor or otherwise) engage in competition with, or own any interest in, perform any services for, participate in or be connected with any business or organization which engages in competition with THSI or any entity which it controls in the states (or any other geographical area within a twenty-five (25) mile radius of any location where any business is presently carried on) where any business shall be hereafter, during the period of the Employee's employment, be carried on by THSI and any entity which it controls, provided, however, that the provisions of this Section 10(a) shall not be deemed to prohibit the Employee's ownership of not more than 1% of the total shares of all classes of stock outstanding of any publicly held company;

            (2) not make any statement or perform any act intended. to advance an interest of any existing or prospective competitor of THSI or any entity it controls in any way that will or may injure an interest of THSI or any entity it controls in its relationship and dealings with existing or potential customers or clients, or solicit or encourage any other employee of THSI or any entity it controls to do any act that is disloyal to THSI or any entity it controls or inconsistent with the interest of THSI or any entity it controls or in violation of any provision of this Agreement; or

            (3) not directly or indirectly solicit for employment or advise or recommend to any other person that they employ or solicit for employment, any employee of THSI or any entity that it controls.

      (b) For purposes of this Section 10, a person or entity (including, without limitation, the Employee) shall be deemed to be a competitor of THSI, or a person or entity (including, without limitation, the Employee) shall be deemed to be engaging in competition with THSI, only if such person or entity (i) in any way conducts, operates, carries out or engages in the business of owning, operating or managing nursing homes or other similar facilities, (ii) is engaged in rehabilitation services; or (iii) in any way conducts, operates, carries out or engages in such other business or businesses as THSI or any entity it controls may in the future conduct at the time of termination of the Employee's employment.

      (c) In connection with the foregoing provisions of this Section 10, the Employee represents that his experience, capabilities and circumstances are such that such provisions will not prevent him from earning a livelihood. The Employee further agrees that the limitations set forth in this Section 10 (including, without limitation, any time or territorial limitations) are reasonable and properly required for the adequate protection of the businesses of the THSI. It is understood and agreed that the covenants made by the Employee in this Section 10 (and in Section 6 hereof) shall survive the expiration or termination of this Agreement for the period stated herein.


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

      (d) For purposes of this Section 10, proprietary interest in a business is ownership, whether through direct or indirect stock holdings or otherwise, of one percent (1%) or more of such business.

      (e) The Employee acknowledges and agrees that a remedy at law for any breach or threatened breach of the provisions of this Section 10 would be inadequate and, therefore, agrees that the THSI shall be entitled to injunctive relief in addition to any other available rights and remedies in cases of any such breach or threatened breach; provided, however, that nothing contained herein shall be construed as prohibiting THSI from pursuing any other rights and remedies available for any such breach or threatened breach.

      11. Indemnification. THSI will indemnify the Employee to the fullest extent permitted by the laws of the state of incorporation of THSI.

      12. Change of Control.

      (a) In the event there is a Change in Control of the ownership Of THSI or Paragon, Employee may at any time immediately resign upon written notice to THSI. In this event, the Company shall pay to Employee upon such resignation an amount equal to the Severance Payment. In addition, earned but unpaid Salary and Bonus will be paid on a pro-rated basis for the year in which resignation occurs. Any stock options granted to Employee, including options subject to vesting restrictions, will be fully vested upon a Change of Control whether or not Employee resigns, and shall be subject to Section 8. Employee must exercise his rights hereunder within 180 days of any Change of Control.

      (b) A "Change in Control" shall be deemed to have occurred if

            (i) a tender offer shall be made and consummated for the ownership of more than 50% of the outstanding voting securities of THSI,

            (ii) THSI shall be merged or consolidated with another corporation and as a result of such merger or consolidation less than 75% of the outstanding voting securities of the surviving or resulting corporation shall be owned by the former shareholders of THSI, as the same shall have existed immediately prior to such merger or consolidation, (iii) THSI shall sell all or substantially all of its assets or Paragon to another corporation that is not a wholly-owned subsidiary.

      13. Binding Effect. Without limiting or diminishing the effect of Section 9 hereof, this Agreement shall inure to the benefit of and be binding upon the parties hereto and their respective heirs, successors, legal representatives and assigns.

      14. Notices. Any notice required or permitted to be given under this Agreement shall be sufficient if in writing and either delivered in person or sent by first class certified or registered mail, postage prepaid, if to THSI, at THSI's principal place of business, and if to the

Employee, at his home address most recently filed with THSI, or to such other address or addresses as either party shall have designated in writing to the other party hereto.

      15. Governing Law. This Agreement has been executed and delivered in the State of Tennessee and its validity, interpretation, performance and enforcement shall be governed by the laws of that state.

      16. Severability. The Employee agrees that in the event that any court of competent jurisdiction shall finally hold that any provision of Section 6 or 10 hereof is void or constitutes an unreasonable restriction against the Employee, the provisions of such Section 6 or 10 shall not be rendered void but shall apply with respect to such extent as such court may judicially determine constitutes a reasonable restriction under the circumstances. If any part of this Agreement other than Section 6 or 10 is held by a court of competent jurisdiction to be invalid, illegal or incapable of being enforced in whole or in part by reason of any rule of law or public policy, such part shall be deemed to be severed from the remainder of this Agreement for the purpose only of the particular legal proceedings in question and all other covenants and provisions of this Agreement shall in every other respect continue in full force and effect and no covenant or provision shall be deemed dependent upon any other covenant or provision.

      17. Waiver. Failure to insist upon strict compliance with any of the terms, covenants or conditions hereof shall not be deemed a waiver of such term, covenant or condition, nor shall any waiver or relinquishment of any right or power hereunder at any one or more times be deemed a waiver or relinquishment of such right or power at any other time or times.

      18. Entire Agreement; Modifications. This Agreement constitutes the entire and final expression of the agreement of the parties with respect to the subject matter hereof and supersedes all prior agreements, oral and written, between the parties hereto with respect to the subject matter hereof. This Agreement may be modified or amended only by an instrument in writing signed by both parties hereto.

      19. Counterparts. This Agreement may be executed in two or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.


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

      IN WITNESS WHEREOF, THSI, Paragon, the Partnership and the Employee have duly executed and delivered this Agreement as of the day and year first above written.

PARAGON INCORPORATED                   TRANSITIONAL HEALTH SERVICES,
                                       INC.


By: /s/ Randall J. Bufford             By: /s/ Randall J. Bufford
    ---------------------------            ---------------------------------
Its: Chairman                                  Its: General Manager

                                       TRANSITIONAL HEALTH PARTNERS
                                       d/b/a TRANSITIONAL HEALTH
                                       SERVICES

                                       By: THSI Partners I, Inc., General
                                           Partner


                                       By: /s/ Randall J. Bufford
                                           ---------------------------------
                                               General Manager


                                       EMPLOYEE


                                       /s/ Lawrence W. Lepley, Jr.
                                           ---------------------------------
                                          Lawrence W. Lepley, Jr.


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